Exhibit 99.1

Dear Colleagues and Shareholders -
I wanted to let you know that I have just been diagnosed with throat cancer. The good news is that the prognosis from my doctors is excellent, the cancer was caught quickly, and my condition is curable. Following thorough tests that included a CAT scan, PET scan and a biopsy, the cancer is confined to the original site and the adjacent lymph nodes on the right side of my neck. Importantly, there is no evidence of cancer elsewhere in my body.
My evaluation and treatment plan are still being finalized, but at this time it appears I will begin radiation and chemotherapy treatment shortly at Memorial Sloan Kettering Hospital, which should take approximately eight weeks. While the treatment will curtail my travel during this period, I have been advised that I will be able to continue to be actively involved in our business, and we will continue to run the company as normal. Our Board has been fully briefed and is totally supportive.
As you all know, we have outstanding leaders across our businesses and functions - the best team I’ve ever had the privilege of working with - so our company will move forward together with confidence as we continue to deliver first-class results for our customers, communities and shareholders.
I feel very good now and will let all of you know if my health situation changes.
I appreciate your support and want to thank our employees for the amazing work they do day-in and day-out. I’m very proud to be part of this company and honored to be working with such an exceptional group of people.
Jamie